Exhibit 99.1

LINN ENERGY ANNOUNCES FOURTH QUARTER AND
FULL-YEAR 2011 RESULTS AND 2012 OUTLOOK

HOUSTON, Feb. 23, 2012 – LINN Energy, LLC (NASDAQ: LINE) announced today financial and operating results for the fourth quarter and year-ended Dec. 31, 2011, and its outlook for 2012.

The company reported the following fourth quarter and full-year 2011 results:

•
Increased average daily production 38 percent to 425 MMcfe/d for the fourth quarter 2011, compared to 307 MMcfe/d for the fourth quarter 2010; and 39 percent to 369 MMcfe/d for the full year 2011, compared to 265 MMcfe/d in 2010;

•
Increased adjusted EBITDA 27 percent to $281 million for the fourth quarter 2011, compared to $221 million for the fourth quarter 2010; and 36 percent to $998 million for the full year, compared to $732 million in 2010;

•	Achieved a distribution coverage ratio of 1.36x for the fourth quarter 2011, compared to 1.34x for the fourth quarter 2010; and 1.24x for the full year 2011, compared to 1.23x for the full year 2010;

•
Delivered adjusted net income of $0.51 per unit for the fourth quarter 2011, compared to $0.43 per unit for the fourth quarter 2010; and $1.80 per unit for the full year 2011, compared to $1.54 per unit for the full year 2010.

The company highlighted the following significant 2011 accomplishments:

•	Increased distribution by 5 percent, while maintaining a strong distribution coverage ratio;

•	Increased proved reserves by 773 Bcfe to 3.4 Tcfe, up 30 percent compared to 2.6 Tcfe in 2010;

•	Replaced more than 670 percent of reserves;

o	Approximately 240 percent was through the drill bit from liquids-rich plays at a cost of $1.94 per Mcfe, including revisions; $1.42 per Mcfe, excluding revisions;

o	Approximately 430 percent was through acquisitions totaling approximately $1.5 billion;

•	Accessed the capital markets through a $649 million public equity offering and a $750 million bond offering that provided net proceeds of approximately $1.4 billion;

•	Repurchased a total of $451 million, or 89 percent, of its 11.75-percent senior notes due 2017 and 9.875-percent senior notes due 2018;

•
Strengthened commodity hedge portfolio, with current expected natural gas production hedged approximately 100 percent through 2015.  Expected oil production is 100 percent hedged through 2013 and approximately 80 percent hedged in 2014 and 2015.

“LINN delivered exceptional results in 2011.  Most significant to our unitholders, our performance enabled us to raise our quarterly cash distribution by 5 percent for the second year in a row and pay our 23rd consecutive distribution.  The company achieved record organic production growth of 30 percent, and closed approximately $1.5 billion in acquisitions that added 579 billion cubic feet equivalent of reserves.  Through organic growth and acquisitions, combined, we replaced more than 670 percent of our production,” said Mark E. Ellis, Chairman, President and Chief Executive Officer.

“Our diverse asset base allows us to focus organic growth on high-return, liquids-rich plays in the year ahead, and we expect to generate 20 percent organic production growth in 2012,” added Ellis.  “Our balance sheet and access to capital markets position us to continue growing through acquisitions as well.  We are currently evaluating numerous acquisition opportunities, which lead us to believe that 2012 could be another robust acquisition year.  Organic and acquisition growth, coupled with our strong commodity hedge portfolio, provides both stability and potential for future distribution growth.”

Operational Highlights

Texas Panhandle – Granite Wash

LINN increased its position in the Granite Wash through an acquisition that closed Dec. 15, 2011, for total consideration of approximately $544 million.  This acquisition added 200 locations to LINN’s Granite Wash inventory – bringing the company’s total number of identified horizontal drilling locations in the Texas portion of the Granite Wash play to approximately 600, which represents drilling inventory of about 10 years.

With strong results from the Granite Wash, the company drilled eight operated wells during the fourth quarter for a total of 29 wells over the course of the year.  LINN now has nine operated rigs drilling in the area.  The company currently has 41 operated horizontal wells producing and 14 operated wells drilling, completing or awaiting completion.  LINN also owns working interest in 30 non-operated horizontal producing wells with three additional non-operated wells in progress.

The company’s net horizontal Granite Wash production during the fourth quarter averaged approximately 86 MMcfe/d, up 34 percent from 64 MMcfe/d during the third quarter 2011.  Net production for the full-year 2011 was 59 MMcfe/d, an increase of 450 percent over the full-year 2010.

LINN continues to be encouraged by the performance of the liquids-rich zones in the Texas Panhandle portion of the Granite Wash area.  Development drilling has primarily focused on the Carr and Britt intervals, which produce a significant amount of condensate and NGL volumes.

Due to industry success in the Oklahoma Hogshooter interval last year, LINN began evaluating the potential of the Hogshooter interval across its acreage position – both in Texas and Oklahoma.  Early this year, the company began drilling its first Hogshooter well in Texas, which offsets a prolific well recently reported by industry.  The company is also evaluating other shallow oil-bearing intervals such as the Lansing, Cleveland and Tonkawa.  Pending results of the Hogshooter well, LINN may shift capital to pursue more of these shallower oil-bearing intervals.  As LINN continues to evaluate the multiple stacked pay zones in this area, the company expects to increase its inventory of liquids-rich opportunities.

To increase the efficiency of production operations and provide additional takeaway capacity, LINN constructed a 63-mile gas-gathering system in the Granite Wash in 2011.  The company plans to extend this system in 2012 through installation of an additional 43 miles of pipeline, compression and associated facilities.

In 2012, the company plans to allocate more than 50 percent of its capital spending to the Granite Wash to drill approximately 60 operated horizontal wells and anticipates the program will generate rates of return in excess of 50 percent.  The company also plans to participate in 16 non-operated horizontal wells.

Permian Basin

LINN continued to expand its acreage position in the Permian Basin during 2011.  The company now has more than 100,000 net acres and operates more than 1,300 wells in the basin, where net fourth quarter production averaged approximately 13,600 Boe/d compared to 9,500 Boe/d for the fourth quarter 2010.  Net full-year production averaged 12,100 Boe/d, an increase of 137 percent over 5,100 Boe/d for the full-year 2010.

LINN owns interest in more than 38,000 net acres in the Permian Wolfberry play, where the company ran a six-rig drilling program in 2011 to drill 114 operated wells.  LINN plans to continue a high activity level in the Permian in 2012, with net capital of approximately $220 million.  Operations will focus primarily on a five-rig program to drill about 100 Wolfberry wells over the course of the year.

The majority of LINN’s Wolfberry wells include production from the Spraberry, Wolfcamp and Strawn intervals.  Many of the wells also test the deeper Atoka and Fusselman intervals.  In addition, LINN is conducting a 20-acre infill pilot program that includes micro-seismic evaluation.  The results of this pilot will serve as a tool to help guide future infill development plans and may double the company’s inventory of Wolfberry drilling locations.

Williston Basin

LINN built its acreage position to 17,000 net acres in the Williston Basin through three acquisitions that closed mid-year 2011.  Since then, the company has participated in 65 Bakken wells with working interests averaging 6 percent for a total net cost of approximately $40 million in 2011.

LINN’s net production from the Bakken averaged 3,500 Boe/d for the fourth quarter 2011, up 40 percent over production of approximately 2,500 Boe/d at the time of the acquisitions.  In 2012, the company plans to spend approximately $54 million in the Bakken to participate in about 100 gross horizontal wells, with an average working interest of 7 percent.

Supplemental information on the company’s financial and operational results can be found under Presentations at www.linnenergy.com.

Hedging Update

LINN strengthened its commodity hedge positions and, consistent with the company’s strategy, fully hedged production volumes associated with its recent Granite Wash acquisition.  Based on current production estimates, expected natural gas production is approximately 100 percent hedged at prices ranging from $5.49 per Mcf to $5.84 per Mcf through 2015.  Expected oil production is approximately 100 percent hedged at prices ranging from $97.93 per Bbl to $98.44 per barrel through 2013, and approximately 80 percent hedged at prices ranging from $95.39 per Bbl to $98.25 per Bbl in 2014 and 2015.

Hedge Table

Commodity		2012	2013	2014	2015
Natural Gas	Volumes Hedged	100%	100%	100%	100%
	Hedged Price Per Mcf	$5.84	$5.75	$5.49	$5.54
Oil	Volumes Hedged	100%	100%	80%	80%
	Hedged Price Per Mcf	$97.93	$98.44	$95.39	$98.25

Reserve Update

LINN increased year-end 2011 proved reserves by 30 percent over year-end 2010 reserves.  As of Dec. 31, 2011, the company’s estimated proved reserves were 3.4 Tcfe.  Proved reserves were balanced between liquids and natural gas with 50 percent liquids (34 percent oil, 16 percent NGL) and 50 percent natural gas.  Approximately 60 percent were classified as proved developed, with a total standardized measure of discounted future net cash flows of $6.6 billion.

The company estimates the PV-10 (a non-GAAP financial measure) of its proved reserves to be approximately $7.1 billion, based on its oil and natural gas hedge prices for 2012 – 2016 and strip prices as of Dec. 31, 2011, for unhedged volumes (see Schedule 4).

During 2011, LINN drilled 294 gross wells and completed numerous workover and recompletion projects – demonstrating its ability to grow organically through the addition of 450 Bcfe of proved reserves, primarily from the Granite Wash horizontal drilling program.  The company spent $639 million on its oil and natural gas capital program and achieved a reserve-replacement ratio of 244 percent.  Finding and development costs were $1.94 per Mcfe, including revisions and $1.42 per Mcfe, excluding revisions.  Including acquisitions, the company achieved a reserve-replacement ratio of 674 percent at a reserve-replacement cost of $2.37 per Mcfe.  The company’s estimated reserves at year-end 2011 were based on the unweighted average of the first-day-of-the-month prices for each month, which were $95.84 per Bbl and $4.12 per Mcf.

Proved Reserves Table (Bcfe)

Proved reserves at Dec. 31, 2010	2,597
Revision of previous estimates due to price	32
Revision of previous estimates	(153)
Purchase of minerals in place	579
Extensions, discoveries and other additions	450
Production	(135)
Proved reserves at Dec. 31, 2011	3,370

2011 Costs Expended Table ($ millions) (a Non-GAAP Financial Measure)*

Oil and natural gas capital costs expended, excluding asset retirement costs	$ 639
Property acquisition capital	$ 1,517
Total costs incurred, excluding asset retirement costs	$ 2,156

*See Schedule 3.

2012 Capital Program

LINN will focus its $880 million 2012 capital program on oil and liquids-rich development.  Approximately 53 percent of its capital will be allocated to the Granite Wash to drill or participate in about 75 horizontal wells, 25 percent to the Permian Basin to drill or participate in about 100 wells, 6 percent to the Bakken and 6 percent to the Cleveland play.  Overall, the company will drill or participate in approximately 340 wells.  The balance of the capital program will primarily focus on workover, recompletion, optimization and facilities projects.

Fourth Quarter 2011 Results

LINN increased production by 38 percent to an average of 425 MMcfe/d in the fourth quarter 2011, compared to 307 MMcfe/d for the fourth quarter 2010.  Production was positively impacted by acquisitions and excellent operating results.

During the fourth quarter 2011, the company’s hedged realized average price for oil was $91.07 per Bbl. The hedged realized average price for natural gas was $7.56 per Mcf.  This equates to a $3.61 per Mcf benefit from its hedge positions over its unhedged realized average price of $3.95 per Mcf.  The realized average price for NGL production was $41.02 per Bbl.

LINN’s distribution coverage ratio was 1.36x for the fourth quarter 2011, compared to 1.34x for the fourth quarter 2010.  The company increased adjusted EBITDA (a non-GAAP financial measure) by 27 percent to $281 million for the fourth quarter 2011, compared to $221 million for the fourth quarter 2010.

Adjusted EBITDA is a measure used by company management to evaluate cash flow and the company’s ability to sustain or increase distributions.  A reconciliation of adjusted EBITDA to net income (loss) is provided in this release (see Schedule 1).  The most significant reconciling items are interest expense and noncash items, including the change in fair value of derivatives, and depreciation, depletion and amortization.

The company utilizes commodity hedging to capture cash-flow margin and reduce cash-flow volatility.  The company reported losses on derivatives from oil and natural gas hedges of approximately $210 million for the quarter.  This includes $278 million of noncash losses from the change in fair value of hedge positions, due to an increase in commodity prices, and realized hedge gains of $68 million during the fourth quarter.  Noncash gains or losses do not affect adjusted EBITDA, cash flow from operations or the company’s ability to pay cash distributions.

For the fourth quarter 2011, the company reported a net loss of $190 million, or $1.09 per unit, which includes a noncash loss of $278 million, or $1.60 per unit, from the change in fair value of hedges covering future production.  Excluding these items, adjusted net income (a non-GAAP financial measure) for the fourth quarter 2011 was $89 million, or $0.51 per unit, compared to adjusted net income of $63 million, or $0.43 per unit, for the fourth quarter 2010 (see Schedule 2).

Adjusted net income is presented as a measure of the company’s operational performance from oil and natural gas properties, prior to unrealized derivative gains and losses, impairment of long-lived assets, loss on extinguishment of debt and (gains) losses on the sale of assets, net, because these items affect the comparability of operating results from period to period.  A reconciliation of adjusted net income to net income (loss) is provided in this release (see Schedule 2).

Full-Year 2011 Results

LINN increased year-over-year production by 39 percent to 369 MMcfe/d in 2011, compared to 265 MMcfe/d in 2010.  Production was positively impacted by acquisitions and excellent operating results.

For 2011, the company’s hedged realized average price for oil was $89.21 per Bbl.  The hedged realized average price for natural gas was $8.20 per Mcf.  This equates to a $3.85 per Mcf benefit from its hedge position over its unhedged realized average price of $4.35 per Mcf.  The realized average price for NGL production was $42.88 per Bbl.

The distribution coverage ratio was 1.24x for 2011, compared to 1.23x for the full-year 2010.  Adjusted EBITDA increased by 36 percent to $998 million in 2011, compared to $732 million in 2010.

For 2011, the company reported net income of $438 million, or $2.52 per unit.  This includes a noncash gain of $193 million, or $1.11 per unit, from the change in fair value of hedges covering future production, a realized gain of $27 million, or $0.15 per unit, from hedge cancellations, and a loss of $95 million, or $0.54 per unit, from extinguishment of debt.  Excluding these items, adjusted net income for 2011 was $313 million, or $1.80 per unit, compared to $219 million, or $1.54 per unit, for 2010 (see Schedule 2).

Financial Update

During 2011, the company accessed the capital markets through a $649 million public equity offering and a $750 million bond offering that provided net proceeds of approximately $1.4 billion to fund the approximately $1.5 billion in acquisitions closed in 2011.  In addition, the company completed a $703 million public equity offering in January 2012.  These offerings helped provide the company with the financial flexibility to continue pursuing its acquisition growth strategy.

The company also issued 2.3 million units for net proceeds of approximately $87 million through a continuous equity offering made available in August 2011.  Issuance of these units occurred primarily in late December and early January.

Cash Distributions

On Jan. 27, 2012, the company’s Board declared a quarterly cash distribution of $0.69 per unit or $2.76 per unit on an annualized basis, with respect to the fourth quarter 2011.  This distribution represented an increase of approximately 5 percent over the fourth quarter 2010 distribution of $0.66 per unit.  The distribution was paid Feb. 14, 2012 to unitholders of record as of the close of business Feb. 7, 2012.

Annual Report on Form 10-K

The company plans to file its Annual Report on Form 10-K for the year-ended Dec. 31, 2011, with the Securities and Exchange Commission Feb. 23, 2012.

Conference Call and Webcast

As previously announced, management will host a teleconference call Feb. 23, 2012, at 10 a.m. Central/11 a.m. Eastern to discuss LINN Energy’s fourth quarter 2011 results and its outlook for 2012.  Prepared remarks by Chairman, President and Chief Executive Officer Mark E. Ellis and Executive Vice President and Chief Financial Officer Kolja Rockov, will be followed by a question and answer period.

Investors and analysts are invited to participate in the call by phone at (877) 224-9081 (Conference ID: 11456643) or via the internet at www.linnenergy.com.  A replay of the call will be available on the company’s website or by phone at (855) 859-2056 (Conference ID: 11456643) for a seven-day period following the call.

Non-GAAP Measures

Adjusted EBITDA is a non-GAAP financial measure that is reconciled to its most comparable GAAP financial measure under the heading “Explanation and Reconciliation of Adjusted EBITDA” in this press release (see Schedule 1).

Adjusted net income is a non-GAAP financial measure that is reconciled to its most comparable GAAP financial measure under the heading “Explanation and Reconciliation of Adjusted Net Income” in this press release (see Schedule 2).

The methods used by the company to calculate finding and development cost and reserve-replacement ratio may differ from methods used by other companies to compute similar measures.  As a result, the company’s measures may not be comparable to similar measures provided by other companies (see Schedule 3).

PV-10 is a non-GAAP financial measure that is reconciled to its most comparable GAAP financial measure under the heading “Explanation and Reconciliation of PV-10” in this press release (see Schedule 4).

ABOUT LINN ENERGY

LINN Energy’s mission is to acquire, develop and maximize cash flow from a growing portfolio of long-life oil and natural gas assets.  LINN Energy is a top-15 U.S. independent oil and natural gas development company, with approximately 3.4 Tcfe of proved reserves in producing U.S. basins as of Dec. 31, 2011.  More information about LINN Energy is available at www.linnenergy.com.

This press release includes “forward-looking statements.”  All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the company expects, believes or anticipates will or may occur in the future are forward-looking statements.  These statements include, but are not limited to forward-looking statements about acquisitions and the expectations of plans, strategies, objectives and anticipated financial and operating results of the company, including the company’s drilling program, production, hedging activities, capital expenditure levels and other guidance included in this press release.  These statements are based on certain assumptions made by the company based on management’s experience and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate.  Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements.  These include risks relating to the company’s financial performance and results, availability of sufficient cash flow to pay distributions and execute its business plan, prices and demand for oil, natural gas and natural gas liquids, the ability to replace reserves and efficiently develop current reserves and other important factors that could cause actual results to differ materially from those projected as described in the company’s reports filed with the Securities and Exchange Commission.  See “Risk Factors” in the company’s Annual Report filed on Form 10-K and other public filings and press releases.

Any forward-looking statement speaks only as of the date on which such statement is made and the company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise.

Contacts:	LINN Energy, LLC

Investors:
Clay Jeansonne, Vice President – Investor Relations
281-840-4193

Media:
Paula Beasley, Manager, Public Affairs & Communications
281-840-4183

All amounts within the following financial summary are unaudited.

Schedule 1
LINN Energy, LLC
Explanation and Reconciliation of Adjusted EBITDA

Adjusted EBITDA

Adjusted EBITDA (a non-GAAP financial measure), as defined by the Company, may not be comparable to similarly titled measures used by other companies.  Therefore, adjusted EBITDA should be considered in conjunction with net income and other performance measures prepared in accordance with GAAP, such as operating income or cash flow from operating activities.  Adjusted EBITDA should not be considered in isolation or as a substitute for GAAP measures, such as net income, operating income or any other GAAP measure of liquidity or financial performance.

The Company defines adjusted EBITDA as net income (loss) plus the following adjustments:

•	Net operating cash flow from acquisitions and divestitures, effective date through closing date;
•	Interest expense;
•	Depreciation, depletion and amortization;
•	Impairment of long-lived assets;
•	Write-off of deferred financing fees and other;
•	(Gains) losses on sale of assets and other, net;
•	Provision for legal matters;
•	Loss on extinguishment of debt;
•	Unrealized (gains) losses on commodity derivatives;
•	Unrealized (gains) losses on interest rate derivatives;
•	Realized (gains) losses on interest rate derivatives;
•	Realized (gains) losses on canceled derivatives;
•	Unit-based compensation expenses;
•	Exploration costs; and
•	Income tax (benefit) expense.

Adjusted EBITDA is a measure used by Company management to indicate (prior to the establishment of any reserves by its Board of Directors) the cash distributions the Company expects to make to its unitholders.  Adjusted EBITDA is also a quantitative measure used throughout the investment community with respect to publicly-traded partnerships and limited liability companies.

Schedule 1 – Continued
LINN Energy, LLC
Explanation and Reconciliation of Adjusted EBITDA

The following presents a reconciliation of net income (loss) to adjusted EBITDA:

	Three Months Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010
	(in thousands)

Net income (loss)	$(189,615)	$(243,527)	$438,439	$(114,288)
Plus:
Net operating cash flow from acquisitions and divestitures, effective date through closing date	20,086	20,129	57,966	42,846
Interest expense, cash	84,295	73,873	249,085	129,691
Interest expense, noncash	(16,243)	(7,482)	10,640	63,819
Depreciation, depletion and amortization	100,045	68,918	334,084	238,532
Impairment of long-lived assets	—	38,600	—	38,600
Write-off of deferred financing fees and other	—	—	1,189	2,076
(Gains) losses on sale of assets and other, net	873	1,062	124	3,008
Provision for legal matters	310	(638)	1,086	4,362
Loss on extinguishment of debt	240	—	94,612	—
Unrealized (gains) losses on commodity derivatives	277,650	267,102	(192,951)	232,376
Unrealized gains on interest rate derivatives	—	—	—	(63,978)
Realized losses on interest rate derivatives	—	—	—	8,021
Realized (gains) losses on canceled derivatives	—	—	(26,752)	123,865
Unit-based compensation expenses	5,484	3,246	22,243	13,792
Exploration costs	892	871	2,390	5,168
Income tax (benefit) expense	(3,264)	(1,469)	5,466	4,241
Adjusted EBITDA	$280,753	$220,685	$997,621	$732,131

The following presents a reconciliation of net cash provided by operating activities to adjusted EBITDA:

Net cash provided by operating activities for the three months ended December 31, 2011, was approximately $32 million and includes cash interest payments of approximately $84 million, premiums paid for commodity derivatives of approximately $74 million and other items totaling approximately $91 million that are not included in adjusted EBITDA.  Net cash provided by operating activities for the three months ended December 31, 2010, was approximately $87 million and includes cash interest payments of approximately $73 million, premiums paid for commodity derivatives of approximately $29 million and other items totaling approximately $32 million that are not included in adjusted EBITDA.  Net cash provided by operating activities for the year ended December 31, 2011, was approximately $519 million and includes cash interest payments of approximately $247 million, premiums paid for commodity derivatives of approximately $134 million, realized gains on canceled derivatives of approximately $(27) million and other items totaling approximately $125 million that are not included in adjusted EBITDA.  Net cash provided by operating activities for the year ended December 31, 2010, was approximately $271 million and includes cash interest payments of approximately $129 million, premiums paid for commodity derivatives of approximately $120 million, cash settlements on interest rate derivatives of approximately $11 million, realized losses on canceled derivatives of approximately $124 million and other items totaling approximately $77 million that are not included in adjusted EBITDA.

Schedule 2
LINN Energy, LLC
Explanation and Reconciliation of Adjusted Net Income

Adjusted Net Income

Adjusted net income (a non-GAAP financial measure), as defined by the Company, may not be comparable to similarly titled measures used by other companies.  Therefore, adjusted net income should be considered in conjunction with net income (loss) and other performance measures prepared in accordance with GAAP.  Adjusted net income should not be considered in isolation or as a substitute for GAAP measures, such as net income (loss) or any other GAAP measure of liquidity or financial performance.  Adjusted net income is a performance measure used by management to evaluate the Company’s operational performance from oil and natural gas properties, prior to unrealized (gains) losses on derivatives, realized (gains) losses on canceled derivatives, impairment of long-lived assets, loss on extinguishment of debt and (gains) losses on sale of assets, net.

The following presents a reconciliation of net income (loss) to adjusted net income:

	Three Months Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010
	(in thousands, except per unit amounts)

Net income (loss)	$(189,615)	$(243,527)	$438,439	$(114,288)
Plus:
Unrealized (gains) losses on commodity derivatives	277,650	267,102	(192,951)	232,376
Unrealized gains on interest rate derivatives	―	―	―	(63,978)
Realized (gains) losses on canceled derivatives	―	―	(26,752)	123,865
Impairment of long-lived assets	―	38,600	―	38,600
Loss on extinguishment of debt	240	—	94,612	—
(Gains) losses on sale of assets, net	838	1,015	(17)	2,914
Adjusted net income	$89,113	$63,190	$313,331	$219,489

Net income (loss) per unit – basic	$(1.09)	$(1.64)	$2.52	$(0.80)
Plus, per unit:
Unrealized (gains) losses on commodity derivatives	1.60	1.80	(1.11)	1.63
Unrealized gains on interest rate derivatives	―	―	―	(0.45)
Realized (gains) losses on canceled derivatives	―	―	(0.15)	0.87
Impairment of long-lived assets	―	0.26	―	0.27
Loss on extinguishment of debt	―	―	0.54	―
(Gains) losses on sale of assets, net	―	0.01	―	0.02
Adjusted net income per unit – basic	$0.51	$0.43	$1.80	$1.54

Schedule 3
LINN Energy, LLC
Reserve Replacement Metrics

Reserve Replacement Metrics

The reserve replacement metrics provided herein are non-GAAP financial measures.  The methods used by the Company to calculate reserve replacement cost and finding and development cost may differ from methods used by other companies to compute similar measures.  As a result, the Company’s measures may not be comparable to similar measures provided by other companies.  The Company believes that providing such measures is useful in evaluating the cost to add proved reserves; however, these measures should not be considered in isolation or as a substitute for GAAP measures, such as costs incurred in oil and natural gas property acquisition and development, contained in the Company’s financial statements prepared in accordance with GAAP.  The following presents the calculations of reserve replacement cost and finding and development cost:

	Year Ended December 31,
	2011	2010
Costs incurred (in thousands):
Costs incurred in oil and natural gas property acquisition, exploration and development	$2,158,639	$1,602,086
Less:
Asset retirement costs	(2,427)	(748)
Property acquisition costs	(1,516,737)	(1,356,430)
Oil and natural gas capital costs expended, excluding acquisitions	$639,475	$244,908

Reserve data (MMcfe):
Purchase of minerals in place	579,003	671,146
Extensions, discoveries and other additions	449,818	234,324
Add:
Revisions of previous estimates	(120,892)	76,281
Annual additions	907,929	981,751
Less:
Purchase of minerals in place	(579,003)	(671,146)
Annual additions, excluding acquisitions	328,926	310,605

Annual production (MMcfe)	134,645	96,827

Reserve replacement metrics:
Reserve replacement cost per Mcfe (1)	$2.37	$1.63
Reserve replacement ratio (2)	674%	1,014%
Finding and development cost from the drillbit per Mcfe (3)	$1.94	$0.79
Drillbit reserve replacement ratio (4)	244%	321%

(1)	(Oil and natural gas capital costs expended) divided by (Annual additions)

(2)	(Annual additions) divided by (Annual production)

(3)	(Oil and natural gas capital costs expended, excluding acquisitions) divided by (Annual additions, excluding acquisitions)

(4)	(Annual additions, excluding acquisitions) divided by (Annual production)

Schedule 4
LINN Energy, LLC
Explanation and Reconciliation of PV-10

PV-10

PV-10 represents the present value, discounted at 10% per year, of estimated future net revenues.  The Company’s calculation of PV-10 differs from the standardized measure of discounted future net cash flows determined in accordance with the rules and regulations of the Securities and Exchange Commission (“SEC”) in that it is presented including the impacts of its oil and natural gas hedge values for 2012-2016 and strip prices as of December 31, 2011, rather than the average price during the 12-month period, determined as an unweighted average of the first-day-of-the-month price for each month, and without giving effect to derivatives.  The Company calculates PV-10 value in this manner because such a large percentage of the Company’s forecasted oil and natural gas production is hedged for multiple-year periods, and management therefore believes that its PV-10 calculation more accurately reflects the value of its estimated future net revenues.  The information used to calculate PV-10 is not derived directly from data determined in accordance with the provisions of applicable accounting standards.  The Company’s calculation of PV-10 should not be considered as an alternative to the standardized measure of discounted future net cash flows determined in accordance with the rules and regulations of the SEC.  The following presents a reconciliation of standardized measure of discounted future net cash flows to the Company’s calculation of PV-10 at December 31, 2011 (in millions):

Standardized measure of discounted future net cash flows	$6,615
Plus: Difference due to oil and natural gas hedge prices and strip prices for unhedged volumes	450
PV-10	$7,065

Supplemental information on the Company’s financial and operational results can be found under Presentations at www.linnenergy.com.